EXHIBIT 99.1

KBR Announces Second Quarter Fiscal 2024 Financial Results

Strong 2Q and 1H 2024 Performance
Raising Profit and Cash Flow Guidance
Anticipated LinQuest Acquisition Accelerates Strategy

HOUSTON, TX - July 24, 2024 - KBR, Inc. (NYSE: KBR) today announced its second quarter fiscal 2024 financial results.

"I am pleased to announce another fantastic quarter in which KBR continues to drive operational excellence and deliver outstanding results for customers. The focus, agility and commitment of our people have the business performing well across our key metrics. We expect this to continue for the rest of the year and thus are raising profit and cash flow guidance," said Stuart Bradie, KBR's President and CEO."

Bradie continued, "The announcement of the agreement to acquire LinQuest, an engineering, data analytics and digital integration company, builds on the strategy outlined in our investor day. We believe LinQuest will be an important accelerator to KBR's strategy of furthering the delivery of high-end technology, expertise and mission capabilities. It is a leader in supporting the U.S. Space Force, U.S. Air Force and other U.S. Department of Defense and intelligence agencies, and together, KBR and LinQuest have highly complementary capabilities that we expect will drive revenue growth and synergy opportunities."

New Business Awards
Backlog and options as of June 28, 2024 totaled $20.1 billion. Delivered 1.0x trailing-twelve-months (TTM) book-to-bill1 as of June 28, 2024. Awarded $2.1 billion of bookings and options in the quarter.

Sustainable Technology Solutions (STS) delivered 0.8x TTM book-to-bill1 as of June 28, 2024, including awards and achievements in the quarter as follows:
•KBR's green ammonia technology, K-GreeN®, selected by OCIOR Energy for its plant located in Odisha's Gopalpur region, India. This will be the 10th KBR-licensed green ammonia plant globally and the first to be located in India.
•Selected to design and deploy a proprietary operator training simulator for OCI Global's 3,000 metric tonnes per day Texas Blue Clean Ammonia facility, which is expected to deliver a 70% reduction in total greenhouse gas emissions compared to conventional ammonia production.
•Awarded a five-year contract, with options, to provide advisory and consultancy services to support the Iraqi government's visionary infrastructure and future energy ambitions, including the delivery of megaprojects and sustainable development.
•Awarded a contract by SABIC Fujian Petrochemicals to license KBR's market-leading phenol technology in China. KBR's phenol technology offers a sustainable and differentiated solution through reduced energy consumption and improved yields.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs.
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, and Adjusted free cash flows are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Government Solutions (GS) delivered 1.2x TTM book-to-bill1 as of June 28, 2024, including awards and achievements in the quarter as follows:
•Selected as one of 11 awardees under the Medical Q Coded Support and Services Next Generation contract, which contains a ceiling of $43 billion, to bid on task orders to provide health and wellness support for military personnel and their families. This contract is a continuation of KBR's five decades of vital health services support to individuals who perform in complex and multifaceted positions.
•Awarded an $82 million cost-plus-fixed-fee task order under an IAC MAC contract by the United States Air Force for the Air Force Life Cycle Management Center, which supports the B-52 System Program Office. This task order builds on KBR's eight-year presence in the B-52 program office.
•Selected as one of the awardees under the Global Contingency Services Multiple Award Contract III, which contains a ceiling of $2 billion, to bid on task orders to provide short-term facility support services for natural disasters, humanitarian efforts and military actions, and to cover incumbent contractors' nonperformance or potential breaks in service at various locations throughout the world.
•Awarded a $34 million recompete cost-plus-fixed-fee single award IDIQ contract by the U.S. Naval Research Laboratory for facility operations, maintenance and security in Washington, D.C. over a five-year period.
•Awarded a $52 million, 60-month cost-plus-fixed-fee recompete Information Analysis Center Multiple Award Contract task order supporting the Counter Improvised Threat Systems Test and Evaluation for the Naval Air Warfare Center Weapons Division Quick Reaction Capability Office.

Summarized Second Quarter 2024 Financial Results

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
Dollars in millions, except share data	2024	2023	2024	2023
Revenues	1,855	1,753	$3,673	$3,456
Operating income	181	10	347	154
Net income (loss) attributable to KBR	106	(351)	199	(265)
Adjusted EBITDA[2]	216	191	423	373
Operating income margin %	9.8%	0.6%	9.4%	4.5%
Adjusted EBITDA[2] margin %	11.6%	10.9%	11.5%	10.8%
Earnings per share:
Diluted earnings per share	$0.79	$(2.60)	$1.47	$(1.95)
Adjusted earnings per share[2]	$0.83	$0.74	$1.59	$1.41
Cash flows:
Operating cash flows	170	253	261	288
Adjusted operating cash flows[2]	170	253	261	288
Adjusted free cash flows[2]	160	234	226	250

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, and Adjusted free cash flows are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Financial Highlights for the Three Months Ended June 28, 2024
•Revenue of $1.9 billion, up 6% on a year-over-year-basis
•Net income attributable to KBR of $106 million; Adjusted EBITDA2 of $216 million, up 13% on a year-over-year basis (11.6% Adjusted EBITDA2 margin)
•Diluted EPS of $0.79; Adjusted EPS2 of $0.83, up 12% on a year-over-year basis
•Operating cash flows of $170 million
•Bookings and options of $2.1 billion during the quarter with 1.0x TTM book-to-bill1

Financial Highlights for the Six Months Ended June 28, 2024
•Revenue of $3.7 billion, up 6% on a year-over-year-basis
•Net income attributable to KBR of $199 million; Adjusted EBITDA2 of $423 million, up 13% on a year-over-year basis (11.5% Adjusted EBITDA2 margin)
•Diluted EPS of $1.47; Adjusted EPS2 of $1.59, up 13% on a year-over-year basis
•Operating cash flows of $261 million
•Bookings and options of $4.0 billion during the year to date period with 1.0x TTM book-to-bill1

Commentary on the Three Months Ended June 28, 2024
Revenues were $1.9 billion, up 6% compared to 2Q'23, primarily due to growth across Sustainable Technology Solutions; and within Government Solutions, new and on-contract growth across International, Defense & Intel, and Science and Space, partially offset by decline in Ukraine activity in Readiness & Sustainment.

Net income attributable to KBR was $106 million, up $457 million compared to 2Q'23, primarily due to an after tax cash charge of $132 million in connection with the settlement of a legacy legal matter and a non-cash charge of $314 million recorded in connection with the election of cash as the settlement method for our Convertible Notes and the repurchase of a portion of our Convertible Notes in the prior year that did not recur in the current year.

Adjusted EBITDA2 was $216 million, up 13% compared to 2Q'23, with Adjusted EBITDA2 margins of 11.6%, up 75 bps year-over-year.

Diluted earnings per share was $0.79, up $3.39 compared to 2Q'23, primarily due to the increase in Net income attributable to KBR noted above. Adjusted earnings per share2 was $0.83, up $0.09 compared to 2Q'23, due to increases in gross profit and equity in earnings of unconsolidated affiliates, partially offset by higher selling, general and administrative expenses, interest expense, and provision for income taxes.

Operating cash flows were $170 million, down 33% compared to 2Q'23, primarily due to the timing of collections in the prior year.

Capital returned to shareholders totaled $118 million during the quarter, consisting of $97 million in share repurchases, inclusive of $96 million of open market repurchases and $1 million of repurchases to satisfy requirements of equity compensation plans, and $21 million in regular dividends.

Commentary on the Six Months Ended June 28, 2024
Revenues were $3.7 billion, up 6% compared to YTD 2Q'23, primarily due to growth across Sustainable Technology Solutions; and within Government Solutions, new and on-contract growth across International, Defense & Intel, and Science and Space, partially offset by decline in Ukraine activity in Readiness & Sustainment.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, and Adjusted free cash flows are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Net income attributable to KBR was $199 million, up $464 million compared to YTD 2Q'23, primarily due to an after tax cash charge of $132 million in connection with the settlement of a legacy legal matter and a non-cash charge of $314 million recorded in connection with the election of cash as the settlement method for our Convertible Notes and the repurchase of a portion of our Convertible Notes in the prior year that did not recur in the current year.

Adjusted EBITDA2 was $423 million, up 13% compared to YTD 2Q'23, with Adjusted EBITDA2 margins of 11.5%, up 72 bps year-over-year.

Diluted earnings per share was $1.47, up $3.42 compared to YTD 2Q'23, primarily due to the increase in Net income attributable to KBR noted above. Adjusted earnings per share2 was $1.59, up $0.18 compared to YTD 2Q'23, due to increases in gross profit and equity in earnings of unconsolidated affiliates, partially offset by higher selling, general and administrative expenses, interest expense, other non-operating expenses and provision for income taxes.

Operating cash flows were $261 million, down 9% compared to YTD 2Q'23, primarily due to timing of collections.

Capital returned to shareholders totaled $197 million during the year to date period, consisting of $158 million in share repurchases, inclusive of $146 million of open market repurchases and $12 million of repurchases to satisfy requirements of equity compensation plans, and $39 million in regular dividends.

Anticipated Acquisition of LinQuest
On July 16, 2024, KBR announced it had entered into a definitive agreement to acquire LinQuest Corporation for $737 million, net of modest expected tax benefits. Excluding the expected tax benefits, the base purchase price to be paid is $745 million, subject to certain working capital, net debt and other customary adjustments. The transaction is expected to be accretive to Adjusted EPS2, which excludes amortization from purchased intangible assets and non-recurring transaction costs. KBR will utilize a combination of cash and existing debt capacity to fund the transaction, which is expected to close in Q3 or Q4 this year.

Updated Fiscal 2024 Guidance
The table below summarizes updated FY24 guidance and represents our views as of July 24, 2024. Updated guidance does not reflect the anticipated acquisition of LinQuest.

	Updated Fiscal 2024 Guidance	Prior Fiscal 2024 Guidance
Revenue	$7.4B - $7.7B	$7.4B - $7.7B
Adjusted EBITDA	$825M - $850M	$810M - $850M
Diluted EPS*	$2.94 - $3.09	$2.88 - $3.08
Adjusted EPS*	$3.15 - $3.30	$3.10 - $3.30
Operating cash flows	$460M - $480M	$450M - $480M
* Fiscal 2024 Diluted and Adjusted EPS guidance is calculated using a share count of approximately 135 million.

The company does not provide a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure on a forward-looking basis because the company is unable to predict with reasonable certainty the ultimate outcome of legal proceedings, unusual gains and losses, and acquisition-related expenses without unreasonable effort, which could be material to the company’s results computed in accordance with GAAP.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, and Adjusted free cash flows are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Conference Call Details
The company will host a conference call to discuss its second quarter financial results on Wednesday, July 24, 2024, at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.866.813.9403, passcode: 159687.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 36,000 people worldwide with customers in more than 80 countries and operations in over 30 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.
Visit www.kbr.com

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, and Adjusted free cash flows are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding our expectations for our future financial performance, effective tax rate, operating cash flows, contract revenues, award activity and backlog, program activity, our business strategy, interest expense, our plans for raising and deploying capital and paying dividends and the timing and ability to close the proposed acquisition of LinQuest and the expected benefits and opportunities of the proposed transaction to the company, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: uncertainty, delays or reductions in government funding, appropriations and payments, including as a result of continuing resolution funding mechanisms, government shutdowns or changing budget priorities; developments and changes in government laws, regulations and policies that may require us to pause, delay or abandon new and existing projects; the ongoing conflict between Russia and Ukraine and in the Middle East and the related impacts on our business; potential adverse economic and market conditions, such as interest rate and currency exchange rate fluctuations, the company’s ability to manage its liquidity; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; the possibility of cyber and malware attacks; increased competition for employees; the ability to successfully complete and integrate acquisitions, including the possibility that the closing conditions for the proposed acquisition of LinQuest may not be satisfied on the anticipated schedule, or at all, and the possibility that anticipated benefits of the proposed acquisition may not be realized or may take longer to realize than expected; and operations of joint ventures, including joint ventures that are not controlled by the company.

The company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that the company has identified that may affect its business, results of operations and financial condition. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:
Investors
Jamie DuBray
Vice President, Investor Relations
713-753-2133
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2024	2023	2024	2023
Revenues:
Government Solutions	$1,397	$1,352	$2,783	$2,680
Sustainable Technology Solutions	458	401	890	776
Total revenues	1,855	1,753	3,673	3,456
Gross profit	271	251	519	496
Equity in earnings of unconsolidated affiliates	40	23	70	46
Selling, general and administrative expenses	(129)	(119)	(250)	(243)
Legal settlement of legacy matter	—	(144)	—	(144)
Gain on disposition of assets and investments	—	—	6	—
Other	(1)	(1)	2	(1)
Operating income (loss):
Government Solutions	124	(28)	239	74
Sustainable Technology Solutions	96	77	182	159
Other	(39)	(39)	(74)	(79)
Total operating income (loss)	181	10	347	154
Interest expense	(32)	(29)	(63)	(55)
Charges associated with Convertible Notes	—	(314)	—	(314)
Other non-operating expense	(2)	(1)	(8)	(3)
Income (loss) before income taxes	147	(334)	276	(218)
Provision for income taxes	(40)	(16)	(75)	(46)
Net income (loss)	107	(350)	201	(264)
Less: Net income attributable to noncontrolling interests	1	1	2	1
Net income (loss) attributable to KBR	$106	$(351)	$199	$(265)
Adjusted EBITDA[1]	$216	$191	$423	$373
Diluted EPS	$0.79	$(2.60)	$1.47	$(1.95)
Adjusted EPS[1]	$0.83	$0.74	$1.59	$1.41
Diluted weighted average common shares outstanding	134	135	135	136
Adjusted weighted average common shares outstanding	134	138	135	139
[1] See additional information at the end of this release regarding non-GAAP financial information, including a reconciliation to the nearest GAAP measure

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	June 28,	December 29,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$414	$304
Accounts receivable, net of allowance for credit losses of $8 and $8, respectively	992	981
Contract assets	217	177
Other current assets	202	189
Total current assets	1,825	1,651
Property, plant, and equipment, net of accumulated depreciation of $473 and $458 (including net PPE of $43 and $36 owned by a variable interest entity), respectively	252	239
Operating lease right-of-use assets	157	138
Goodwill	2,111	2,109
Intangible assets, net of accumulated amortization of $399 and $382, respectively	595	618
Equity in and advances to unconsolidated affiliates	185	206
Deferred income taxes	197	239
Other assets	442	365
Total assets	$5,764	$5,565
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$676	$593
Contract liabilities	353	359
Accrued salaries, wages and benefits	359	340
Current maturities of long-term debt	22	31
Other current liabilities	243	249
Total current liabilities	1,653	1,572
Employee compensation and benefits	119	120
Income tax payable	107	106
Deferred income taxes	79	106
Long-term debt	1,900	1,801
Operating lease liabilities	188	176
Other liabilities	307	290
Total liabilities	4,353	4,171
Commitments and Contingencies
KBR shareholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 182,261,966 and 181,713,586 shares issued, and 133,162,928 and 135,067,562 shares outstanding, respectively	—	—
Paid-in capital in excess of par	2,519	2,505
Retained earnings	1,231	1,072
Treasury stock, 49,099,038 shares and 46,646,024 shares, at cost, respectively	(1,437)	(1,279)
Accumulated other comprehensive loss	(911)	(915)
Total KBR shareholders’ equity	1,402	1,383
Noncontrolling interests	9	11
Total shareholders’ equity	1,411	1,394
Total liabilities and shareholders’ equity	$5,764	$5,565

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 28,	June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$201	$(264)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Charges associated with Convertible Notes	—	314
Legal Settlement of legacy matter	—	144
Depreciation and amortization	71	70
Equity in earnings of unconsolidated affiliates	(70)	(46)
Deferred income tax	18	19
Gain on disposition of assets	(6)	—
Other	23	13
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	(15)	(72)
Contract assets	(41)	22
Accounts payable	77	77
Contract liabilities	(5)	50
Accrued salaries, wages and benefits	23	6
Payments on operating lease obligation	(32)	(29)
Payments from unconsolidated affiliates, net	5	6
Distributions of earnings from unconsolidated affiliates	99	37
Pension funding	(18)	(9)
Other assets and liabilities	(69)	(50)
Total cash flows provided by operating activities	$261	$288
Cash flows from investing activities:
Purchases of property, plant and equipment	$(35)	$(38)
Proceeds from sale of assets or investments	6	—
Return of (investments in) equity method joint ventures, net	36	61
Funding in other investment	—	(39)
Other	1	(5)
Total cash flows provided by (used in) investing activities	$8	$(21)
Cash flows from financing activities:
Borrowings on long-term debt	24	—
Borrowings on Revolver	168	330
Payments on short-term and long-term debt	(81)	(8)
Payments on Revolver	(13)	(75)
Payments on settlement of warrants	(33)	(101)
Proceeds from the settlement of note hedge	—	150
Payments to settle Convertible Notes	—	(250)
Debt issuance costs	(16)	—
Payments of dividends to shareholders	(39)	(35)
Payments to reacquire common stock	(158)	(137)
Other	(10)	—
Total cash flows used in financing activities	$(158)	$(126)
Effect of exchange rate changes on cash	(1)	9
Increase in cash and cash equivalents	110	150
Cash and cash equivalents at beginning of period	304	389
Cash and cash equivalents at end of period	$414	$539
Supplemental disclosure of cash flows information:
Noncash financing activities
Dividends declared	$20	$18

KBR, Inc.
Backlog Information
(In millions)
(Unaudited)

	June 28,	December 29,
	2024	2023
Government Solutions	$12,894	$12,790
Sustainable Technology Solutions	3,923	4,545
Total backlog	$16,817	$17,335
Award options	3,332	4,397
Total backlog and options	$20,149	$21,732

Total backlog and options at June 28, 2024 totaled $20.1 billion, down 7% compared to December 29, 2023. Government Solutions backlog and options at June 28, 2024 totaled $16.2 billion, down $1.0 billion compared to December 29, 2023. Sustainable Technology Solutions backlog at June 28, 2024 totaled $3.9 billion, down $0.6 billion compared to December 29, 2023.

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin. EBITDA is defined as Net income (loss) attributable to KBR, plus Interest expense; Accretion of Convertible Notes debt discounts; Other non-operating expense; Provision for income taxes; and Depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenues. EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin for each of the three- and six-month periods ended June 28, 2024 and June 30, 2023 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income (loss) attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin afford investors a view of what management considers KBR's core performance for each of the three- and six-month periods ended June 28, 2024 and June 30, 2023 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
Dollars in millions	2024	2023	2024	2023

Net income (loss) attributable to KBR	$106	$(351)	$199	$(265)
Adjustments
•Interest expense	32	29	63	55
•Accretion of Convertible Notes debt discounts	—	128	—	128
•Other non-operating expense	2	1	8	3
•Provision for income taxes	40	16	75	46
•Depreciation and amortization	35	34	71	70
EBITDA	$215	$(143)	$416	$37
Adjustments
•Acquisition, integration and restructuring	5	2	6	3
•Ichthys commercial resolution	(1)	—	3	2
•Legacy legal fees and settlements	(3)	148	(2)	153
•Benefits related to exit from Russian commercial projects	—	(2)	—	(8)
•Loss on derivative bifurcation	—	104	—	104
•Loss on debt extinguishment	—	70	—	70
•Loss on settlement of warrants	—	12	—	12
Adjusted EBITDA	$216	$191	$423	$373

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
Dollars in millions	2024	2023	2024	2023

Operating income	$181	$10	$347	$154
Adjustments
•Net income attributable to noncontrolling interests	(1)	(1)	(2)	(1)
•Depreciation and amortization	35	34	71	70
•Loss on derivative bifurcation	—	(104)	—	(104)
•Loss on debt extinguishment	—	(70)	—	(70)
•Loss on settlement of warrants	—	(12)	—	(12)
EBITDA	$215	$(143)	$416	$37

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three- and six-month periods ended June 28, 2024 and June 30, 2023 is considered a non-GAAP financial measure under SEC rules because Adjusted EPS excludes certain amounts included in the Diluted EPS calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and six-month periods ended June 28, 2024 and June 30, 2023 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and six-month periods ended June 28, 2024 and June 30, 2023 by adjusting Diluted EPS for the items included in the table below.

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2024	2023	2024	2023

Diluted EPS	$0.79	$(2.60)	$1.47	$(1.95)
Adjustments
•Amortization related to acquisitions	0.04	0.03	0.08	0.08
•Ichthys commercial dispute costs	(0.01)	—	0.02	0.01
•Acquisition, integration and restructuring	0.03	0.01	0.04	0.02
•Impact of convert accounting and Diluted EPS share count[1]	—	0.06	—	0.04
•Legacy legal fees and settlements	(0.02)	0.98	(0.02)	1.00
•Benefits related to exit from Russian commercial projects	—	(0.02)	—	(0.05)
•Charges associated with Convertible Notes	—	2.28	—	2.26
Adjusted EPS	$0.83	$0.74	$1.59	$1.41
Diluted weighted average common shares outstanding	134	135	135	136
Adjusted weighted average common shares outstanding	134	138	135	139
1 For the three- and six-months ended June 30, 2023, adjusted share count includes anti-dilutive shares for warrants excluded from Diluted EPS share count.

We have calculated the updated 2024 guidance for Adjusted EPS by adjusting Diluted EPS for the items included in the table below.

	Fiscal 2024 Guidance
Diluted EPS[1] guidance	$2.94	$3.09
Adjustments
•Amortization related to acquisitions	0.15
•Ichthys commercial dispute costs	0.02
•Acquisition, integration and restructuring	0.06
•Legacy legal fees	(0.02)
Adjusted EPS[1] guidance	$3.15	$3.30
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1 Diluted and Adjusted Fiscal 2024 EPS guidance are calculated using a share count of approximately 135 million.

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and Adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from Adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows and Adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flows and Adjusted free cash flows for each of the three- and six-month periods ended June 28, 2024 and June 30, 2023 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
Dollars in millions	2024	2023	2024	2023
Cash flows provided by operating activities	$170	$253	$261	$288
Add: Legacy legal settlement (after tax)	—	—	—	—
Adjust: CARES Act temporary tax repayment	—	—	—	—
Adjusted operating cash flows	$170	$253	$261	$288
Less: Capital expenditures	(10)	(19)	(35)	(38)
Adjusted free cash flows	$160	$234	$226	$250